Exhibit 10.2

CO-PROMOTION AGREEMENT

This Co-Promotion Agreement (hereafter, this “AGREEMENT”) is entered into as of June 12, 2006, by and between Cephalon, Inc., a Delaware corporation (“CEPHALON”), and Takeda Pharmaceuticals North America, Inc., a Delaware corporation (“TPNA”).

RECITALS

A.                                   Cephalon is the owner of all right, title and interest in and to Cephalon’s product marketed under the brand name “PROVIGIL®” (“PROVIGIL”, as more fully defined below).

B.                                     Cephalon believes additional resources are necessary to adequately meet the demands for information about and access to Provigil in the Territory and, therefore, desires to Co-Promote Provigil with TPNA in the Territory.

C.                                     TPNA desires to Co-Promote Provigil with Cephalon in the Territory, and Cephalon is willing to grant TPNA the right to Co-Promote Provigil in the Territory, all on the terms and subject to the conditions set forth in this Agreement.

D.                                    Cephalon is awaiting Marketing Authorization to market and sell Nuvigil in the Territory.

E.                                      Cephalon believes, following receipt of Marketing Authorization for Nuvigil, additional resources may be necessary to adequately meet the demands for information about and access to Nuvigil in the Territory and, therefore, desires to provide for the opportunity to Co-Promote Nuvigil with TPNA in the Territory.

F.                                      TPNA desires to have the opportunity to Co-Promote Nuvigil with Cephalon in the Territory, and Cephalon is willing to grant TPNA the opportunity to Co-Promote Nuvigil in the Territory, all on the terms and subject to the conditions set forth in this Agreement.

1.                                       DEFINITIONS

1.1.                              ACTUAL BASELINE NET SALES shall mean for the first Agreement Year the Baseline Net Sales multiplied by the sum of (a) one (1) plus (b) [**]. Actual Baseline Net Sales for all subsequent Agreement Years shall mean the Actual Baseline Net Sales for the immediately preceding Agreement Year multiplied by the sum of (i) one (1) plus (ii) [**]. By way of example, [**].

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.2.                              ACTUAL ANNUAL EFFECTIVE PRICE INCREASE shall mean, for an Agreement Year, the sum of the Actual Annual Effective Price Increase for Provigil and the Actual Annual Effective Price Increase for Nuvigil.

The Actual Annual Effective Price Increase for Provigil shall mean, for an Agreement Year:  [**].

The Actual Annual Effective Price Increase for Nuvigil shall mean, for an Agreement Year:  [**].

By way of example, [**]. All calculations of Actual Annual Effective Price Increase shall be carried out to two (2) decimal places.

1.3.                              ADVERSE EVENT(S) shall mean those events defined as adverse drug experiences in Title 21 of the U.S. Code of Federal Regulations, §§ 314.80, as amended from time to time and published in the Federal Register.

1.4.                              AFFILIATE shall mean any corporation, firm, partnership or other entity that directly or indirectly owns, is owned by or is under common ownership with a Party to the extent of at least fifty percent (50%) of the equity or other ownership interest having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation or other entity actually controlled by, controlling or under common control with a Party.

1.5.                              AGREEMENT YEAR shall mean the period beginning on July 1, 2006 and ending twelve (12) consecutive calendar months later, and each successive twelve (12) consecutive calendar months period during the Term.

1.6.                              BASELINE NET SALES shall mean [**].

1.7.                              BUSINESS DAY shall mean a day on which commercial banks are open for business in New York City. References in this Agreement to “DAYS” other than Business Days shall mean calendar days.

1.8.                              CALL shall mean (i) with respect to the CNS 500 Sales Force Representatives, a personal visit by a CNS 500 Sales Force Representative to a Rozerem Target Physician during which such CNS 500 Sales Force Representative Details the Products, (ii) with respect to the Excel 250 Sales Force Representatives, a personal visit by an Excel 250 Sales Force Representative to a TPNA Provigil Target Physician during which such Excel 250 Sales Force Representative Details the Products, and (iii) with respect to the Cephalon Provigil Sales Force Representatives, a personal visit by a Cephalon Provigil Sales Force Representative to a Cephalon Provigil Target Physician during which such Cephalon Provigil Sales Force Representative Details the Products.

1.9.                              CEPHALON DETAIL REQUIREMENTS shall have the meaning set forth in Section 2.2(b).

1.10.                        CEPHALON PROVIGIL SALES FORCE REPRESENTATIVE shall mean the four hundred (400) or more field-based sales representatives employed by Cephalon who as of

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the Effective Date promote Provigil. Cephalon Provigil Sales Force Representatives shall mean all such field-based representatives.

1.11.                        CEPHALON PROVIGIL TARGET PHYSICIANS shall mean those physicians in the existing call plan of the Cephalon Provigil Sales Force Representatives, which consists primarily of primary care physicians, psychiatrists and neurologists. It is understood that Cephalon may amend such call plan from time to time based on Cephalon’s then current assessment of the optimal list of central nervous system market targets in primary care, psychiatry and neurology.

1.12.                        CHANGE OF CONTROL of Cephalon shall occur if (i) any person or entity not an Affiliate of Cephalon acquires directly or indirectly the beneficial ownership of any voting security of Cephalon, or if the percentage ownership of such person or entity in the voting securities of Cephalon is increased through stock redemption, cancellation or other recapitalization, and immediately after such acquisition or increase such person or entity is, directly or indirectly, the beneficial owner of voting securities representing fifty percent (50%) or more of the total voting power of all of the then-outstanding voting securities of Cephalon, (ii) the consummation of a merger, consolidation, recapitalization, or reorganization of Cephalon, other than any such transaction which would result in stockholders or equity holders of Cephalon or an Affiliate of Cephalon immediately prior to such transaction owning at least fifty percent (50%) of the outstanding securities of the surviving entity in such transaction immediately following such transaction, or (iii) the stockholders or equity holders of Cephalon shall approve a plan of complete liquidation of Cephalon or an agreement for the sale or disposition by Cephalon of all or a substantial portion of Cephalon’s assets, other than pursuant to the transaction as described above or to an Affiliate.

1.13.                        CNS 500 SALES FORCE REPRESENTATIVE shall mean the five hundred (500) or more field-based sales representatives employed by TPNA or TPA who as of the Effective Date promote TPNA’s insomnia product ROZEREM® and who are not Excel 250 Sales Representatives. CNS 500 Sales Force Representatives shall mean all such field-based sales representatives.

1.14.                        CNS 500 INCENTIVE PLAN PRODUCT WEIGHTING shall have the meaning set forth in Section 5.5(c)(i).

1.15.                        CODE OR CODES shall mean the Code on Interactions with Healthcare Professionals promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA) and the American Medical Association Guidelines on Gifts to Physicians, as either of the foregoing may be amended.

1.16.                        CO-PROMOTION shall mean those promotional activities undertaken by a pharmaceutical company’s sales force in concert with at least one other pharmaceutical company’s sales force to implement the marketing and sales plans with respect to a particular prescription pharmaceutical product under a single trademark. When used as a verb, Co-Promote shall mean to engage in such activities.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.17.                        COST OF MANUFACTURE shall mean, with respect to a product, Cephalon’s fully allocated manufacturing and packaging (including overhead costs) cost directly applied by Cephalon to such product calculated on a consistent basis in accordance with GAAP, and shall also include all production costs. Cost of Manufacture shall not include any manufacturing variances due to idle (other than planned maintenance shutdowns) plant capacity or allocable to other products or any profit related to intercompany transfer pricing.

1.18.                        DETAIL or DETAILING shall mean a face-to-face meeting, between (i) a Sales Representative of the applicable Party, meeting minimum professional standards of a four-year college degree (B.A., B.S. or equivalent), and (ii) a health care professional with prescribing authority, during which a presentation of the Product’s attributes is orally presented in a manner consistent with the quality of such presentations made by a Party’s professional representatives for such Party’s other products. A FIRST POSITION DETAIL shall mean a Detail where the presentation of such Product during the Detail is the first presentation made and is the presentation on which the most time is spent during such meeting. A SECOND POSITION DETAIL shall mean a Detail where the presentation of a Product during the Detail is the presentation on which the second most amount of time is spent during such meeting. When used as a verb, Detail shall mean to engage in a Detail.

1.19.                        EFFECTIVE DATE shall mean the date upon which this Agreement becomes effective and shall be the date first written above.

1.20.                        ESTIMATED BASELINE NET SALES shall mean (i) for the first Agreement Year [**], (ii) for all subsequent Agreement Years [**], and (iii) for each twelve (12) month period during the Sunset Royalty Period [**].

1.21.                        EXCEL 250 SALES FORCE REPRESENTATIVE shall mean the two hundred fifty (250) or more field-based sales representatives employed by TPNA or TPA who as of the Effective Date are not CNS 500 Sales Force Representatives. Excel 250 Sales Force Representatives shall mean all such field-based sales representatives.

1.22.                        EXCEL 250 INCENTIVE PLAN PRODUCT WEIGHTING shall have the meaning set forth in Section 5.5(c)(ii).

1.23.                        FDA shall mean the United States Food and Drug Administration and any successor agency thereto.

1.24.                        FIRST COMMERCIAL SALE OF NUVIGIL shall mean the first shipment of commercial quantities of Nuvigil sold to a Third Party by Cephalon or its sublicensees in the Territory after receipt of Marketing Authorization for Nuvigil in the Territory. Sales for test marketing, sampling and promotional uses, clinical trial purposes or compassionate or similar uses shall not be considered to constitute a First Commercial Sale of Nuvigil.

1.25.                        GAAP shall mean Generally Accepted Accounting Principles in the United States.

1.26.                        GROSS SALES shall mean gross shipments of the Products in the Territory as invoiced by Cephalon, excluding any deductions including, without limitation, deductions for

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

prompt payment discounts, wholesaler discounts, returns, coupons (including those provided in connection with patient assistance programs) whether reserved, actually presented or otherwise, Medicaid discounts, Medicare Part D discounts, and managed care and governmental contracts.

1.27.                        GROSS TO NET FACTOR shall mean [**] unless adjusted by the Steering Committee due to legislative, governmental, administrative or other regulatory changes to formulas for mandated discounts to governmental customers. For the avoidance of doubt, an adjustment shall not be made in the case of changes in discount exposure (a) that are unrelated to new legislation or governmental, administrative or other regulatory actions or (b) that are discretionary.

1.28.                        INCREMENTAL NET SALES shall mean Net Sales for the applicable Agreement Year minus the Estimated Baseline Net Sales for such applicable Agreement Year.

1.29.                        INITIAL TERM shall have the meaning set forth in Section 3.1.

1.30.                        INVENTORY CHANGE for a particular Agreement Year and each year during the Sunset Royalty Period shall mean [**]. Attached as Schedule 1.30(A) is a template for the calculation of Inventory Change. Also attached as Schedule 1.30(B) is a template showing the supporting data for Schedule 1.30(A).

1.31.                        INVENTORY CHANGE TRUE-UP shall have the meaning set forth in Section 4.6(b).

1.32.                        JOINT CO-PROMOTION ACTIVITIES shall have the meaning set forth in Section 5.4.

1.33.                        MARKETING ADVISORY COMMITTEE shall mean the committee established and conducted in accordance with the procedures set forth in Article 5.

1.34.                        MARKETING AUTHORIZATION shall mean, with respect to the Territory, the regulatory authorization required to market and sell a Product in the Territory as granted by FDA.

1.35.                        NDA shall mean a New Drug Application for a Product in accordance with the requirements of the FDA.

1.36.                        NET SALES shall mean Gross Sales multiplied by the Gross to Net Factor.

1.37.                        NUVIGIL shall mean Cephalon’s Nuvigil® (armodafinil) single-isomer formulation of modafinil product in all dosages and for all indications approved by FDA at any time during the Term.

1.38.                        PARTY(IES) shall mean each of Cephalon and TPNA.

1.39.                        PRIMARY DETAIL EQUIVALENT (“PDE”) shall mean a numerical amount that scores the value of Details performed by Sales Representatives as follows:  [**] for each First Position Detail and [**] for each Second Position Detail.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.40.                        PRODUCT shall mean Provigil or Nuvigil. PRODUCTS shall mean Provigil and Nuvigil. For purposes of clarification, Nuvigil shall not be deemed a Product for purposes of this Agreement until immediately following the First Commercial Sale of Nuvigil.

1.41.                        PROMOTION means those promotional activities undertaken by a pharmaceutical company’s sales force to implement the marketing and sales plans with respect to a particular prescription product under a single trademark. When used as a verb, “Promote” shall mean to engage in such activities.

1.42.                        PROMOTIONAL MATERIALS shall mean all written, printed, video or graphic advertising, promotional, training and communication materials (other than labeling for the Products) for marketing, advertising, promotion and sale of the Products for use in the Territory by (i) Sales Representatives or (ii) advertisements or direct mail pieces.

1.43.                        PROVIGIL shall mean Cephalon’s Provigil® (modafinil) product for the improvement of wakefulness in patients with excessive sleepiness associated with narcolepsy, obstructive sleep apnea/hypopnea syndrome, and shift work sleep disorder in all dosages and for all indications approved by FDA at any time during the Term.

1.44.                        OIG GUIDANCE shall have the meaning set forth in Section 2.3.

1.45.                        QUARTERLY ESTIMATED BASELINE NET SALES AMOUNT shall mean the amount equal to [**].

1.46.                        ROYALTY PAYMENT shall have the meaning set forth in Section 4.1.

1.47.                        ROZEREM TARGET PHYSICIANS shall mean those physicians in the existing call plan of the CNS 500 Sales Force Representatives, which consists primarily of primary care physicians, psychiatrists and neurologists. It is understood that TPNA may amend such call plan from time to time based on TPNA’s then current assessment of the optimal list of central nervous system market targets in primary care, psychiatry and neurology.

1.48.                        SALES REPRESENTATIVE shall mean a CNS Sales Force Representative, an Excel 250 Sales Force Representative or a Cephalon Provigil Sales Force Representative. Sales Representatives shall mean the CNS Sales Force Representatives, the Excel 250 Sales Force Representatives and the Cephalon Provigil Sales Force Representatives.

1.49.                        STEERING COMMITTEE shall have the meaning set forth in Section 5.6.

1.50.                        SUNSET ROYALTY PAYMENT shall have the meaning set forth in Section 4.2.

1.51.                        SUNSET ROYALTY PERIOD shall mean the three (3) year period of time following the Initial Term.

1.52.                        TARGET AUDIENCE shall mean the Rozerem Target Physicians, the TPNA Provigil Target Physicians and the Cephalon Provigil Target Physicians, as the case may be.

1.53.                        TERM shall have the meaning set forth in Section 3.1.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

1.54.                        TERRITORY shall mean the United States of America, its territories and possessions, including Puerto Rico.

1.55.                        THIRD PARTY(IES) shall mean any person or entity other than Cephalon and TPNA or their Affiliates.

1.56.                        TOTAL SUNSET ROYALTY BASE shall mean the sum of Royalty Payments paid to TPNA hereunder for the [**] prior to the expiration of the Initial Term or termination of this Agreement, as applicable.

1.57.                        TPA shall mean Takeda Pharmaceuticals America, Inc., a wholly-owned subsidiary of TPNA.

1.58.                        TPNA DETAIL REQUIREMENTS shall have the meaning set forth in Section 2.2(b).

1.59.                        TPNA PROVIGIL TARGET PHYSICIANS shall mean those physicians determined by the Marketing Advisory Committee to which the Excel 250 Sales Force Representatives will promote the Products. The Marketing Advisory Committee shall target such physicians in a commercially reasonable manner to maximize sales of the Products during the Term.

2.                                       CO-PROMOTION

2.1.                              GRANT OF RIGHTS.

(a)                                  Cephalon grants to TPNA the exclusive non-sublicensable (except as to TPA) right to Co-Promote the sale of Provigil in the Territory to the Rozerem Target Physicians utilizing the CNS 500 Sales Force Representatives and to the TPNA Provigil Target Physicians utilizing the Excel 250 Sales Force Representatives, subject to (i) Cephalon’s right to Co-Promote Provigil in the Territory to the Cephalon Provigil Target Physicians utilizing the Cephalon Provigil Sales Force Representatives and (ii) all the other terms and conditions of this Agreement. Cephalon shall retain exclusively all of its rights with respect to Provigil outside the Territory and TPNA shall have no rights with respect to Provigil outside the Territory as a result of the execution or performance of this Agreement.

(b)                                 Cephalon shall not grant any rights that permit or authorize any Third Party during the Term to Promote, sell or Detail Provigil in the Territory without TPNA’s prior written consent. TPNA shall have no other rights relating to Provigil except as specified in this Agreement. Cephalon grants to TPNA a fully paid license to use the Cephalon trademarks relating to the Products in the Territory during the Term in connection only with the marketing and promotion of the Products as contemplated in this Agreement, subject to Cephalon retaining full rights to use the Cephalon trademarks relating to the Products in the Territory, and without limiting in any way Cephalon’s rights with respect to the Cephalon trademarks outside the Territory. Cephalon shall not use the Takeda logo or any trademark registered for use in connection with TPNA’s business without TPNA’s prior written consent.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.2.                              EFFORTS.

(a)                                  TPNA shall deploy the CNS 500 Sales Force Representatives and the Excel 250 Sales Force Representatives, and Cephalon shall deploy the Cephalon Provigil Sales Force Representatives, in an effort to promote effectively and conduct Details of Provigil in accordance with the terms of this Agreement and the instructions of the Marketing Advisory Committee. Both Cephalon and TPNA shall use reasonable commercial efforts consistent with accepted pharmaceutical industry business practices to maximize sales of the Products during the Term and in conducting their respective promotional and Detailing activities hereunder.

(b)                                 (i) TPNA shall cause the CNS 500 Sales Force Representatives and the Excel 250 Sales Force Representatives to conduct the total Details required (“TPNA DETAIL REQUIREMENTS”) to be performed by such Sales Representatives during the Term as set forth on Schedule 2.2(b) and (ii) Cephalon shall cause the Cephalon Provigil Sales Force Representatives to conduct the total Details required (“CEPHALON DETAIL REQUIREMENTS”) to be performed by such Sales Representatives during the Term as set forth on Schedule 2.2(b).

(c)                                  During the Term and subject to Section 10.1, each CNS 500 Sales Force Representative shall promote [**], provided that [**] are targeted at the Rozerem Target Physicians.

(d)                                 During the Term and subject to Section 10.1, each Excel 250 Sales Force Representative shall promote [**], provided that [**] are targeted at the TPNA Provigil Target Physicians.

(e)                                  During the Term and subject to Section 10.1, each Cephalon Provigil Sales Force Representative shall promote [**], provided that [**] are targeted at the Cephalon Provigil Target Physicians.

(f)                                    The Parties acknowledge and agree that (i) some or all of TPNA’s obligations hereunder may be performed by TPA, and (ii) in no event will TPNA perform or permit any of its Affiliates to perform Details outside the fifty (50) states of the United States of America and the District of Columbia. To the extent that TPNA causes or permits TPA to perform any of TPNA’s obligations under this Agreement, (I) TPNA hereby unconditionally guarantees the performance of all such obligations in accordance with the terms of this Agreement, subject only to TPNA’s rights and remedies hereunder, and (II) TPNA shall cause TPA to comply with all of the terms, provisions and conditions contained in this Agreement that would be applicable to TPNA in the performance of such obligations.

(g)                                 TPNA agrees that in its Promotion of the Products it will not negatively position the Products in any oral presentation or Promotional Materials. Likewise, Cephalon agrees that in its promotional practices it will not negatively position Rozerem in any oral presentation or Promotional Materials. Notwithstanding the previous two sentences, nothing contained herein shall prevent either party from complying with applicable laws and regulations, including regulatory requirements relating to fair balance.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

2.3.                              COMPLIANCE WITH LAW. Each of Cephalon and TPNA agree that in promoting the Products and performing Details, such Party shall comply with applicable laws and regulations applicable to the marketing, sale and promotion of pharmaceutical products (including without limitation the Prescription Drug Marketing Act (“PDMA”), Federal Health Care Program Anti-Kickback Law (42 U.S.C. ss.1320a-7b), the Health Insurance Portability and Accountability Act of 1996), FDA laws and regulations, the Codes, and the terms of this Agreement. No Party shall be required to undertake any obligation, or incur any cost or reimbursement obligation, in connection with any activity under this Agreement that such Party believes, in good faith, may violate any applicable law, regulation or Code. Consistent with the “Compliance Program Guidance for Pharmaceutical Manufacturers,” published by the Office of Inspector General, U.S. Department of Health and Human Services (the “OIG Guidance”), each Party agrees to maintain a compliance program with respect to its promotional and sales activities pursuant to this Agreement containing all of the elements described in such guidance document.

3.                                       TERM, TERMINATION AND RENEGOTIATION

3.1.                              TERM. This Agreement shall commence on the Effective Date (it being understood and agreed that TPNA shall not be obligated to cause the CNS 500 Sales Force Representatives to perform Details prior to July 5, 2006 and to cause the Excel 250 Sales Force Representatives to perform Details prior to January 1, 2007) and shall terminate at 11:59 p.m. Eastern Standard Time on June 30, 2009, unless earlier terminated pursuant to Section 3.2 (the “INITIAL TERM”). After the Initial Term, this Agreement may only be renewed by agreement of the Parties in writing (the “INITIAL TERM” and any renewal terms are collectively referred to as the “TERM”).

3.2.                              EARLY TERMINATION.

(a)                                  Each Party shall have the right to terminate this Agreement before the end of the Term, so long as any notice or cure period required under this Section 3.2(a) expires prior to the end of the Term, (i) subject to Section 5.6, upon a material breach of this Agreement by the other Party where such breach is not cured within ninety (90) days following the other Party’s receipt of written notice of such breach, (ii) upon the withdrawal of Marketing Authorization for a Product or upon the withdrawal of the Product by Cephalon due to a serious life-threatening health and/or safety concern, but, in each case, only if the Net Sales of such Product represented [**] for the Products during the [**] immediately preceding such withdrawal, (iii) upon the bankruptcy or insolvency, or the making or seeking to make or arrange an assignment for the benefit of creditors of the other Party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment of a receiver or trustee of such Party’s property that is not discharged within ninety (90) days, (iv) upon sixty (60) days written notice delivered to the other Party if Net Sales for the first Agreement Year are [**] or for the second Agreement Year [**], (v) upon thirty (30) days prior written notice delivered to the other Party within sixty (60) days after a Change of Control of Cephalon occurs; provided however, TPNA may only exercise such termination right if such Change of Control places TPNA at a competitive disadvantage with respect to a Third Party product that directly competes [**] immediately preceding such Change of Control; or (vi) upon thirty (30) days written notice delivered to the other Party within thirty (30) days after (1) the launch in the Territory of a FDA-

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

approved generic version of either of the Products and (2) a decline in the Net Sales of the Products over [**] immediately preceding such launch; or (vii) upon the occurrence of serious Adverse Events related to the use of a Product that cause a Party to reasonably conclude that the continued use of such Product by patients will result in serious life-threatening health and/or safety concerns, but only if the Net Sales of such Product represented [**]immediately preceding such conclusion; provided, however, if the Product that has the occurrence of serious Adverse Events has Net Sales that [**] immediately preceding such conclusion, then TPNA may cease promotion of only such Product having the occurrence of serious Adverse Events.

(b)                                 Effect of Early Termination.

(i)                                     In the event this Agreement is terminated by Cephalon pursuant to clause (iv) of Section 3.2(a), then TPNA shall be entitled to receive from Cephalon [**]. Payments under this Section 3.2(b)(i) shall be made in accordance with Sections 4.2(b)(i) and (d).

(ii)                                  In the event this Agreement is terminated by TPNA pursuant to clause (v) of Section 3.2 (a), then TPNA shall be entitled to receive from Cephalon the Sunset Royalty Payments. Payments under this Section 3.2(b)(ii) shall be made in accordance with Sections 4.2(a), (b)(i), (c) and (d).

(iii)                               For the avoidance of doubt, in the event this Agreement is terminated pursuant to Section 3.2(a) during the first Agreement Year, for the purpose of payments required under Section 3.2(b)(i) and (ii) [**].

(iv)                              In the event this Agreement is terminated by Cephalon pursuant to clause (v) of Section 3.2(a) during [**]. Payment due to TPNA under this Section 3.2(b)(iv) shall be paid by Cephalon within thirty (30) days following the effective date of termination of this Agreement.

4.                                       FEES AND PAYMENTS

4.1.                              ROYALTY ON INCREMENTAL NET SALES. TPNA, in consideration for the performance of its obligations hereunder, shall be entitled to receive from Cephalon one of the following royalty payments (the “ROYALTY PAYMENT”):  (i) during the Term when only Provigil is being sold, a royalty payment equal to [**], or (ii) during the Term when the Products are being sold, a royalty payment equal to [**]. The amount of such Royalty Payment shall be determined and paid on a quarterly basis and shall be calculated following each calendar quarter of an Agreement Year by [**]. No Royalty Payment for a calendar quarter shall be made if [**]. Cephalon shall provide TPNA with written statements as provided in Section 4.5. All Royalty Payments required to be paid by Cephalon shall be paid by Cephalon within ten (10) Business Days following Cephalon’s delivery of the written statement of the Net Sales of the Products and Royalty Payment amount for a calendar quarter or such shorter period. In the event this Agreement is terminated pursuant to Section 3.2(a), a pro-rated quarterly Royalty Payment will be due to TPNA at the close of the quarter in which such termination becomes effective if the amount calculated in the immediately following sentence is positive. The amount of such Royalty Payment, if any, will be calculated by [**].

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.2.                              SUNSET ROYALTY PAYMENTS.

(a)                                  Except as otherwise provided in this Section 4.2 and as contemplated in Section 3.2, in the event that this Agreement is not renewed by the Parties beyond June 30, 2009, TPNA shall be entitled to receive from Cephalon the following additional payments (each a “SUNSET ROYALTY PAYMENT,” and together the “SUNSET ROYALTY PAYMENTS”): [**]. The amount of such Sunset Royalty Payment shall be determined and paid on a quarterly basis and shall be calculated following each three (3) month period during the Sunset Royalty Period by [**]. No Sunset Royalty Payment for any three (3) month period shall be made if [**].

(b)                                 Cephalon’s obligation to make Sunset Royalty Payments is subject to the following: (i) the Sunset Royalty Payments will be made every three (3) months during the Sunset Royalty Period, and (ii) except as provided in Section 3.2(b), TPNA shall not be entitled to receive, and Cephalon shall not be obligated to make, any Sunset Royalty Payments if this Agreement is terminated prior to July 1, 2009.

(c)                                  The total Sunset Royalty Payments shall not exceed the following amounts:  [**].

(d)                                 Cephalon shall provide TPNA with written statements as provided in Section 4.5. All Sunset Royalty Payments required to be paid by Cephalon shall be paid by Cephalon within ten (10) Business Days following Cephalon’s delivery of the written statements.

4.3.                              PAYMENTS. All payments under this Agreement shall be in U.S. dollars in immediately available funds, and, unless instructed otherwise by the receiving Party, shall be made via wire transfer to the account designated from time to time by the receiving Party.

4.4.                              TAXES. Unless otherwise required by law, each Party shall be responsible for paying and reporting all of its own taxes and fees, including without limitation income taxes, withholding taxes, payroll taxes, franchise taxes and all taxes and fees in connection with the Party conducting business in any jurisdiction.

4.5.                              REPORTS. Within thirty (30) days following the end of each calendar quarter of each Agreement Year and each three (3) month period during the Sunset Royalty Period, Cephalon shall provide TPNA with written statements containing a calculation of the Net Sales for such quarter or three (3) month period, a calculation of the Royalty Payment for such quarter or Sunset Royalty Payment for such three (3) month period, and the date and amount of any price increases in the Products, if any, during such quarter or three (3) month period. Examples of the required written statements are attached as Schedules 1.30(A) and 1.30(B), and each Party shall provide the information identified in the Schedules.

4.6.                              ROYALTY PAYMENT AND INVENTORY CHANGE TRUE-UPS.

(a)                                  Within sixty (60) days following the end of each Agreement Year during the Term and the end of each twelve (12) month period during the Sunset Royalty Period, if any, Cephalon shall determine the actual Royalty Payments or Sunset Royalty Payments earned during such Agreement Year or twelve (12) month period. The actual Royalty Payments earned or Sunset Royalty Payments earned will be calculated as [**]  In the event that the actual

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Royalty Payments or Sunset Royalty Payments earned for the applicable period are more than the sum of the quarterly Royalty Payments or the sum of the quarterly Sunset Royalty Payments paid for such period, then Cephalon shall pay to TPNA an amount equal to the actual earned amount minus the paid amount as provided in subsection (c) below. In the event that the actual Royalty Payments earned or Sunset Royalty Payments earned for the applicable period are less than the sum of the quarterly Royalty Payments or the sum of the quarterly Sunset Royalty Payments paid for such period, then TPNA shall pay to Cephalon an amount equal to the paid amount minus the actual earned amount as provided in subsection (c) below.

(b)                                 Within sixty (60) days following the end of each Agreement Year during the Term and the end of each twelve (12) month period during the Sunset Royalty Period, if any, the Parties shall determine the Inventory Change True-Up. The INVENTORY CHANGE TRUE-UP shall be calculated as follows:  the Inventory Change for the applicable Agreement Year or twelve (12) month period during the Sunset Royalty Period, multiplied by the applicable royalty rate. In the event that the Inventory Change True-Up is positive, then Cephalon shall pay to TPNA an amount equal to the actual earned amount minus the paid amount as provided in subsection (c) below. In the event that the Inventory Change True-Up is negative, then TPNA shall pay to Cephalon an amount equal to the paid amount minus the actual earned amount as provided in subsection (c) below. TPNA will restate historical figures to the beginning of the Term or Sunset Royalty Period for any IMS methodology change that occurs during the Term or Sunset Royalty Period respectively, or IMS corrections applicable to such periods. Cephalon will prepare a calculation of the Inventory Change using units of the Products held by wholesale customers as reported to Cephalon by its wholesale customers. To the extent the two methods differ such that the payment to either Party would vary by more than [**] over a twelve (12) month period, Cephalon shall propose a settlement to the Marketing Advisory Committee.

(c)                                  Cephalon shall deliver to TPNA its calculations of the actual Royalty Payments and Sunset Royalty Payments earned and the Inventory Change True-Up pursuant to Sections 4.6(a) and 4.6(b) in writing using the formats shown in Schedules 1.30(A) and 1.30(B) and shall include the net amount due by either TPNA or Cephalon to the other Party in such writing. The Party owing shall make the payment due within ten (10) Business Days of TPNA’s receipt of Cephalon’s written calculations.

5.                                       CO-PROMOTION MANAGEMENT AND NUVIGIL RIGHTS

5.1.                              (a)                                  MARKETING ADVISORY COMMITTEE. Within thirty (30) days after the Effective Date, Cephalon and TPNA shall assemble a team of appropriate personnel from both Cephalon and TPNA (the “MARKETING ADVISORY COMMITTEE”) to plan the ongoing sales and promotional strategies and to review and direct such activities for the Products in the Territory. The Marketing Advisory Committee shall consist of an equal number of representatives from each of Cephalon and TPNA, not to exceed a total of [**] representatives. Cephalon shall designate one of its representatives on the Marketing Advisory Committee to serve as its chairperson and TPNA shall designate one of its representatives on the Marketing Advisory Committee to serve as its vice-chairperson. The Marketing Advisory Committee may from time to time include additional non-voting ad-hoc representatives from either Party on specific issues as the need arises. As appropriate, the Marketing Advisory Committee may establish one or more sub-committees to act on matters that may arise between meetings of the

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Marketing Advisory Committee or to consider matters that would be more effectively considered by a smaller committee.

(b)                                 The representatives of each Party serving on the Marketing Advisory Committee shall collectively have one vote on all matters considered by the Marketing Advisory Committee. In the event that the members of the Marketing Advisory Committee are unable to agree on any matter, such matter shall be submitted to the senior marketing officer of each Party, who shall meet in person or by telephone within seven (7) Business Days to review and resolve such matter. If the senior marketing officers of the Parties are not able to resolve such matter, the chairperson of the Marketing Advisory Committee shall make a final decision with respect to such matter that shall be binding on the Parties, subject to: (i) the exceptions provided in Section 5.8, and (ii) the right of either Party to require a disputed matter that is likely, in such Party’s reasonable judgment, to have a material adverse impact on a Party or its Sales Representatives to be submitted to the Steering Committee for resolution.

5.2.                              RESPONSIBILITIES OF MARKETING ADVISORY COMMITTEE.

(a)                                  Except as provided in Section 5.8, the Parties agree that Cephalon will have final planning, oversight, performance evaluation and decision-making authority and responsibility for all sales, marketing and promotional activities related to the Products. TPNA will have the opportunity, through the Marketing Advisory Committee, to confer with and advise Cephalon on such sales, marketing and promotional matters, provided, however, that TPNA will not, without the prior written consent of Cephalon (which consent shall not be unreasonably withheld), initiate any advisory boards, speaker training programs, provide any grants, conduct any primary market research or any other programs with respect to the Products. Subject to the foregoing, the following marketing and promotional matters, inter alia, will be considered by the Marketing Advisory Committee: (i) the fundamental marketing and promotional strategies; (ii) the development of a comprehensive annual marketing plan; (iii) the establishment and implementation of appropriate sales and marketing policies, programs, and procedures; (iv) the development of strategies, policies, and objectives for managed care and professional services representatives; (v) the development and monitoring of individual and area performance measures for all field sales activities; (vi) establishment and monitoring of the Products sampling practices; (vii) establishment of requirements for and regularly review prescription tracking, call reporting, and other secondary market data; (viii) development of marketing and Promotional Materials such as product detail aids, advertising, promotional give-aways, speaker kits, and direct mail; (ix) establishment as appropriate of supplementary non-personal promotional programs such as compliance, telemarketing and internet activities; (x) development of professional/medical education programs including seminars, symposia, participation at professional and medical conferences, and conventions, physician advocacy programs, and event marketing programs; and (xi) the determination of the TPNA Provigil Target Physicians; and (xii) planning and coordinating public relations activities for the Products.

(b)                                 Notwithstanding anything set forth above in Section 5.2(a), Cephalon shall bear final responsibility for (i) determining pricing for the Products, and (ii) ensuring that the Promotional Materials and labeling comply with the Federal Food, Drug and Cosmetic Act and all other applicable laws and regulations; provided, however, pursuant to Section 5.8, TPNA shall have the right to decline to use any Promotional Material or item. For the avoidance of

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

doubt, Cephalon solely shall make all decisions regarding the pricing of the Products to all channels of trade (including, without limitation, chargebacks, rebates, discounts, credits, free goods or any other matter affecting the ultimate prices to Third Parties) and under no circumstances shall any such pricing matter be discussed by the Parties.

5.3.                              MEETINGS OF MARKETING ADVISORY COMMITTEE. Meetings of the Marketing Advisory Committee shall be held [**] commencing with the first meeting to occur within thirty (30) days following the Effective Date or more often as determined by the Marketing Advisory Committee. The location of Marketing Advisory Committee meetings and whether to hold them via teleconference and/or videoconference shall be determined by the Marketing Advisory Committee, provided one Party does not bear an undue travel burden. Minutes of each Marketing Advisory Committee meeting shall be transcribed and issued by a designee of the Committee within ten (10) Business Days after each meeting and shall be approved by the chairperson and vice-chairperson not later than the first order of business at the immediately succeeding Marketing Advisory Committee meeting. Each Party shall bear its own expenses in connection with attending meetings of the Marketing Advisory Committee. The Marketing Advisory Committee shall also establish a procedure for either (i) calling special interim meetings of the Marketing Advisory Committee in the event a need for Marketing Advisory Committee decisions arises between regularly scheduled meetings or (ii) establishing a process for making such interim decisions.

5.4.                              JOINT CO-PROMOTION ACTIVITIES. Subject to the overall marketing and promotional plan for the Products established by Cephalon and considered by the Marketing Advisory Committee, each of Cephalon and TPNA shall be responsible for performing the Co-Promotion activities described below (the “JOINT CO-PROMOTION ACTIVITIES”), in each case in accordance with the requirements established in this Agreement. Accordingly, except as otherwise provided in this Agreement, each Party shall fully bear all of the costs incurred by such Party in connection with such Party’s performance of the Joint Co-Promotion Activities.

(a)                                  FIELD SALES. The Marketing Advisory Committee shall determine and adjust as necessary the physician targets and call activities of the Excel 250 Sales Force Representatives. Each Party shall maintain records of each Product Detail by its Sales Representatives using a call document which records the name and address of the member of the Target Audience, the date and position of the Product Detail and shall supply a monthly record of the number of total Product Details to the other Party within sixty (60) days of the end of each month in a form to be established by the Marketing Advisory Committee.

(b)                                 SAMPLING AND PROMOTIONAL MATERIALS.

(i)                                     The Marketing Advisory Committee shall determine the appropriate level of sampling and Promotional Materials per member of the Target Audience, consistent with Cephalon’s sampling practices on the Effective Date and subject to Section 5.8. All sample distribution and storage shall be conducted by Cephalon in accordance with the PDMA. Any record-keeping and/or reporting obligations of either Party shall be conducted by such Party in accordance with PDMA, if applicable. Cephalon shall supply a monthly record to TPNA of the number of sample units requested by each Party and fulfilled on behalf of each

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Party per member of the Target Audience within sixty (60) days of the end of each month in a form to be established by the Marketing Advisory Committee.

(ii)                                  TPNA shall not be required to commence sampling activities to physicians until it has (1) completed validation of Cephalon’s internal sampling procedures and/or an audit of the Third Party vendor who will be providing sampling distribution services, and (2) established its own internal procedures relating to sampling the Products. TPNA shall complete such validation activities and establish such procedures prior to July 17, 2006. TPNA shall perform sampling activities to mid-level health care practitioners only after establishing its own internal procedures supporting such sampling activities, provided that TPNA shall establish such procedures prior to July 31, 2006. Notwithstanding anything to contrary contained in this Section 5.4(b)(ii), if TPNA identifies a material issue while conducting such validation activities, TPNA shall provide Cephalon with prompt written notice of such material issue(s) and the Parties shall mutually agree upon an extension of the applicable deadline(s). Not later than ten (10) Business Days after the Effective Date, the Parties shall agree on any procedures to fulfill sampling reporting obligations to the FDA or the Drug Enforcement Agency.

(c)                                  SALES FORCE TRAINING. Cephalon’s training managers will provide initial training to [**] TPNA sales force trainers. Cephalon and TPNA will each pay their own expenses associated with such initial training. Thereafter, Cephalon and TPNA will each be responsible for conducting training of their own sales forces, at their own expense, subject to Section 5.4(d) with respect to training materials.

(d)                                 REIMBURSEMENT OF COSTS. TPNA agrees that certain of the Joint Co-Promotion Activities will be primarily undertaken by Cephalon on behalf of both Parties, and TPNA shall reimburse Cephalon for the following incremental out-of-pocket costs actually incurred by Cephalon on TPNA’s behalf:

(i)                                     materials shipped to TPNA’s warehouse:  marketing and promotion materials (sales aids, premiums, speaker kits, reprints, etc.); and training materials; and

(ii)                                  samples (and related shipping costs) requested by TPNA’s Sales Representatives at Cephalon’s Cost of Manufacture;

(iii)                               program costs due to increased physician reach including but not limited to:  direct mail; medical education; dinner speaker programs; medical symposia; medical meetings and similar activities approved by the Marketing Advisory Committee; and Phase IV clinical trials.

The Parties acknowledge that TPNA’s reimbursement obligations are intended to correspond to those costs which are incremental based on TPNA’s Co-Promotion obligations hereunder and not to those costs which Cephalon would have incurred regardless of such Co-Promotion obligations. In each Agreement Year an initial budget for the reimbursable items listed above will be set by the Marketing Advisory Committee and will be approved by the Steering Committee. TPNA’s obligation to reimburse Cephalon under, or make direct payments in connection with, this Article 5 shall not exceed [**] for each Agreement Year during the Term

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

without the prior written agreement of TPNA. For the avoidance of doubt, in addition to reimbursement for the items noted above, TPNA’s cap on expenses noted in the previous sentence shall include amounts paid directly by TPNA for dinner speaker programs or such other promotional materials or programs that the Parties agree TPNA will handle directly.

Cephalon shall submit a detailed invoice to TPNA within thirty (30) days following the end of each calendar quarter for all reimbursable items hereunder delivered to TPNA during such quarter. TPNA will pay such invoice within thirty (30) days following receipt thereof.

5.5.                              OTHER CO-PROMOTION MATTERS.

(a)                                  BOOKING OF SALES REVENUE. Cephalon shall record on its books all revenue from Gross Sales and Net Sales of the Products.

(b)                                 PACKAGING. Cephalon shall have the responsibility for selecting and approving all packaging materials.

(c)                                  SALES INCENTIVE PLAN.

(i)                                     TPNA will structure the incentive compensation plan of the CNS 500 Sales Force so that the Products will provide [**] of the total target incentive earnings potential for each CNS 500 Sales Force Representative (the “CNS 500 Incentive Plan Product Weighting”). TPNA will monitor the actual aggregate incentive payout percentage to the CNS 500 Sales Force Representatives for the Products. If in the six (6) month period ending December 31, 2006 or in any six (6) month period ending March 31 or September 30 during the Term, the actual aggregate incentive payout percentage to the CNS 500 Sales Force for the Products is [**] (the “CNS Incentive Payout Variance”), then an adjustment will be made to the CNS Incentive Plan Product Weighting for the subsequent six (6) month period. If the CNS Incentive Payout Variance is [**], then such adjustment shall be [**]. If the CNS Incentive Payout Variance is [**], then such adjustment shall be [**]. If the actual aggregate incentive payout to the CNS 500 Sales Force Representatives for the Products is [**], TPNA may, at its sole option, adjust the CNS 500 Incentive Plan Product Weighting for the subsequent six (6) month period in the same manner as described above; provided, however, in no case shall the CNS Incentive Plan Product Weighting be [**]. For the avoidance of doubt, the CNS Incentive Payout Variance shall be calculated [**]. By way of example, [**].

(ii)                                  TPNA will structure the incentive compensation plan of the Excel 250 Sales Force so that the Products will provide [**] of the total target incentive earnings potential for each Excel 250 Sales Force Representative (the “Excel 250 Incentive Plan Product Weighting”). TPNA will monitor the actual aggregate incentive payout percentage to the Excel 250 Sales Force Representatives for the Products. If in the six (6) month period ending June 30, 2007 or in any six (6) month period ending March 31 or September 30 during the Term where the Excel 250 Sales Force is deployed, the actual aggregate incentive payout percentage to the Excel 250 Sales Force for the Products is [**] (the “Excel Incentive Payout Variance”), then an adjustment will be made to the CNS Incentive Plan Product Weighting for the subsequent six (6) month period. If the Excel Incentive Payout Variance is [**], then such adjustment shall be [**].

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

If the Excel 250 Incentive Payout Variance is [**], then such adjustment shall be [**]. If the actual aggregate incentive payout to the Excel 250 Sales Force Representatives for the Products is [**]TPNA may, at its sole option, adjust the Excel 250 Incentive Plan Product Weighting for the subsequent six (6) month period in the same manner as described above; provided, however, in no case shall the Excel 250 Incentive Plan Product Weighting be [**]. For the avoidance of doubt the Excel 250 Incentive Payout Variance shall be calculated as [**]. By way of example, [**].

(iii)                               For the avoidance of doubt, in any Agreement Year the weighted average of the CNS Incentive Payout Variance and the Excel Incentive Payout Variance will [**]. By way of example, [**].

(iv)                              For the avoidance of doubt, in the event the weighted average of the CNS Incentive Payout Variance and the Excel Incentive Payout Variance is [**], such event shall be deemed a material breach of this Agreement subject to the cure period noted in Section 3.2(a)(i) but not subject to the provisions of Article 16.

5.6.                              STEERING COMMITTEE.

(a)                                  RESPONSIBILITY. Within thirty (30) days following the Effective Date, the Parties shall form a Steering Committee (the “STEERING COMMITTEE”) whose responsibility shall be to (i) discuss any proposed amendments to and renewals of this Agreement, (ii) make any adjustments to the Gross to Net Factor in accordance with Section 1.27, and (iii) consider any Disputes in accordance with Article 16. Except for the exceptions set forth in Section 5.8, the Parties agree that Cephalon will have final authority to decide all matters, other than renewals of this Agreement. In connection with Section 5.6(a)(ii), Cephalon will notify TPNA in writing of any government mandate that may require an adjustment to the Gross to Net Factor as provided under this Agreement.

(b)                                 COMPOSITION AND PROCEDURES. The Steering Committee shall have [**] representatives from each of Cephalon and TPNA. [**] the representatives from each Party shall be the senior marketing executive for such Party. The Steering Committee may from time to time include additional non-voting ad-hoc representatives from either Party on specific issues as the need arises. Each Party shall have one vote on all matters.

5.7.                              MEETINGS OF STEERING COMMITTEE. The Steering Committee shall meet [**]. The location of such meetings shall be agreed upon between the Parties, and may be via teleconference and/or videoconference. Minutes of each Steering Committee meeting shall be transcribed and issued by a designee of the Committee within ten (10) Business Days after each meeting and shall be approved by a representative from each Party no later than the first order of business at the immediately succeeding Steering Committee meeting. Each Party shall bear its own expenses in connection with attending meetings of the Steering Committee.

5.8.                              TPNA EXCEPTIONS. Notwithstanding anything to the contrary contained in this Agreement, no decision by the Marketing Advisory Committee or the Steering Committee shall require TPNA, without TPNA’s prior written consent, to: (i) perform more PDEs than as provided in Section 2.2(b); (ii) pay more costs and promotional expenses than as provided in

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Section 5.4(d); (iii) use any Promotional Materials, carry any promotional items, make any promotional statement or undertake a promotional practice that TPNA believes in good faith does not meet TPNA’s internal pharmaceutical promotional guidelines; (iv) revise its existing sales representative compensation policies inconsistent with the terms of this Agreement, or (v) alter its sales representatives’ call targets reach and/or frequency within the CNS 500 Sales Force Representatives. TPNA shall promptly inform Cephalon in writing of TPNA’s rationale for its good faith belief that using any Promotional Materials, carrying any promotional items, making any promotional statements or undertaking a promotional practice does not meet TPNA’s internal pharmaceutical promotional guidelines. If Cephalon disagrees with TPNA’s conclusion regarding the matters in clause (iii) above, then the disagreement shall be submitted promptly to the Marketing Advisory Committee for resolution. Until a resolution is reached, TPNA shall have the right to decline to perform such practice or message.

5.9.                              FINANCIAL MATTERS. Within thirty (30) days following the Effective Date, each of Cephalon and TPNA shall designate a single finance representative, who may be changed from time to time on written notice, to be responsible for correspondence relating to financial reporting, audit activities and any other financial matters relating to this Agreement. Each Party shall cooperate with the other Party with respect to any such financial matters and respond to the requests of the other Party within a reasonable period of time.

5.10.                        NUVIGIL RIGHTS. Except for its obligations to make Royalty Payments and Sunset Royalty Payments, Cephalon shall retain exclusively all of its rights with respect to Nuvigil inside and outside the Territory and TPNA shall have no rights with respect to Nuvigil whatsoever. Notwithstanding the immediately prior sentence, if, during the Term, Cephalon receives Marketing Authorization for Nuvigil and commences Promotion of Nuvigil, then Cephalon may, at its sole option, add Nuvigil as a Product for the CNS 500 Sales Force Representatives and/or the Excel 250 Sales Force Representatives to Detail under the terms of this Agreement, provided that, if Cephalon elects to so add Nuvigil, TPNA’s Detail Requirements shall not increase. In the event Cephalon elects to so add Nuvigil, TPNA shall be deemed to be granted rights with respect to Nuvigil equivalent to those granted under Section 2.1. For the avoidance of doubt, Cephalon shall not Co-Promote Nuvigil in the Territory with any Third Party during the Term.

5.11.                        NOTIFICATION OF INTELLECTUAL PROPERTY LITIGATION. In the event of the institution of any suit by a Third Party against Cephalon or TPNA for patent or trademark infringement involving the Cephalon Patents or Cephalon Trademarks in the Territory during the Term, the Party sued shall promptly notify the other Party in writing. Cephalon shall keep TPNA informed of the status of any patent or trademark infringement litigation or settlement thereof concerning the Products, Cephalon Patents or the Cephalon Trademarks, provided, however, that no settlement or consent judgment or other voluntary final disposition of any suit defended or action brought relating thereto shall be entered into without the consent of TPNA if such settlement shall require TPNA to make a monetary payment or undertake any other obligations. The Parties acknowledge that TPNA has not evaluated the merits of any claims made in any litigation existing as of the Effective Date brought by or against Cephalon relating to the Cephalon Patents.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

6.                                       MANUFACTURING AND SUPPLY

6.1.                              CEPHALON RESPONSIBILITIES.

(a)                                  Cephalon shall manufacture, package, store and ship the Products and samples of the Products in accordance with (i) “CURRENT GOOD MANUFACTURING PRACTICES” as set forth by the FDA, (ii) each Product’s approved NDA, and (iii) all applicable local, state, and Federal laws and regulations.

(b)                                 Cephalon shall manufacture sufficient quantities of (i) the Products to meet its sales forecasts for the Term, and (ii) samples of Products to adequately support the Detail obligations of the Parties hereunder.

(c)                                  Cephalon shall supply samples of the Products in response to sample order requests for both Parties on substantially the same response time and schedule as provided to Cephalon Sales Representatives. All sample order requests that fall within the amounts budgeted pursuant to Section 5.4(d) shall be filled by Cephalon as provided in the prior sentence. The Parties will maintain those records required by PDMA and, subject to receipt of necessary information from TPNA, Cephalon shall be solely responsible for the filing of any necessary reports to the FDA in connection with the PDMA.

7.                                       REGULATORY, SAFETY AND SURVEILLANCE

7.1.                              REGULATORY MATTERS.

(a)                                  RESPONSIBILITY. All regulatory matters in the Territory regarding the Products shall remain under the exclusive control of Cephalon.

(b)                                 PERMITS. Cephalon shall be responsible for and maintain all regulatory and governmental permits, licenses and approvals that may be necessary to manufacture, ship, sell and market the Products in the Territory.

(c)                                  REPORTING. Cephalon shall be responsible for any reporting of matters, or other communications with FDA, regarding the manufacture, sale or promotion of the Products, including Adverse Events, to FDA and other relevant regulatory authorities, in accordance with applicable laws and regulations. Cephalon shall provide TPNA with copies of:  (i) reports of Adverse Events submitted to FDA or any governmental authority in the Territory regarding the Products, within ten (10) days of submission of any such reports; and (ii) all annual reports submitted by Cephalon to FDA or other governmental authorities redacted to include information only regarding the Products. In the event Cephalon or TPNA should become aware of information that may require a recall, field alert, Product withdrawal or field correction arising from any defect in the Products, it shall immediately notify the other Party in writing.

(d)                                 TPNA INVOLVEMENT. TPNA shall not, without the consent of Cephalon, unless so required by applicable law, correspond or communicate with the FDA or with any other governmental authority, concerning the Products, or otherwise take any action concerning any authorization or permission under which any of the Products are sold. TPNA shall provide to Cephalon, upon receipt, copies of any communication from the FDA or other

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

governmental authority related to the Products. If TPNA is advised in writing by its outside counsel that it must communicate with the FDA or other governmental authority, then TPNA shall so advise Cephalon and TPNA shall, if the law permits, comply with any and all reasonable direction of Cephalon concerning any meeting or communication with the FDA or other governmental authority.

7.2.                              ADVERSE EVENTS. Promptly after the Effective Date, in recognition of Cephalon’s primary responsibility for reporting Adverse Events associated with the Products, the Parties shall agree upon standard operating procedures, consistent with this Agreement, for the investigation and reporting of Adverse Events regarding the Products. The Parties shall immediately implement such agreed procedures and shall provide each other on a regular basis with any appropriate information that enables the other Party to meet its regulatory obligations in the Territory with respect to the Products or that is relevant to the safe use of the Products. The agreed procedures will be reviewed jointly on a regular basis or when there is a change in regulations governing Adverse Event reporting. Cephalon shall provide TPNA with a copy of its standard operating procedures for reporting Adverse Events in effect as of the Effective Date and any future revisions thereto. The Parties or their respective designees shall enter into a mutually agreed upon safety data exchange agreement.

7.3.                              MEDICAL INQUIRIES. Promptly after the Effective Date, the Parties shall establish procedures to enable the prompt response to any medical inquiries relating to the Products received by TPNA.

8.                                       AUDIT RIGHTS

Each of Cephalon and TPNA shall keep complete and accurate records of its respective Details and incentive compensation payments for the Products to Sales Representatives. Cephalon shall keep complete and accurate records of the Gross Sales of the Products, Cost of Manufacture of samples of the Products, and any other reimbursable expenses. Each Party shall have the right, at such Party’s expense, through an independent certified public accountant or like person reasonably acceptable to the other Party, upon execution of a confidentiality agreement, to examine such records during regular business hours upon reasonable written notice during the Term and thereafter [**] after the later of the termination of this Agreement or the final scheduled Sunset Royalty Payment; provided, however, that (i) such examination shall not take place more often than [**] and shall not cover such records for [**] (other than the period prior to July 1, 2006), (ii) such accountant or like person shall report to such Party only as to the accuracy of the reports or payments provided or made by the other Party under this Agreement and (iii) such accountant or like person shall not report any individual compensation information. Any adjustments required as a result of overpayments or underpayments identified through a Party’s exercise of audit rights shall be made by subtracting or adding, as appropriate, amounts from or to the next Royalty Payment or Sunset Royalty Payment in accordance with Section 4.3 or, if no further Royalty Payments or Sunset Royalty Payments are due, by payment to the Party owed such adjustment within thirty (30) days after identification of such adjustment. The Party requesting the audit shall bear the full cost of the audit unless such audit correctly discloses that the discrepancy for the audit period differs by more than [**] from the amount the accountant determines is correct, in such case the owing Party shall pay the reasonable fees and expenses charged by the accountant. In addition, the owing Party shall pay interest from the original date

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

due and until payment on the amount of the underpayment or overpayment at a rate equal to the average one (1) month London Inter-Bank Offering Rate (LIBOR) for the U.S. dollar as reported from time to time in The Wall Street Journal, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue or, if such rate is not regularly published, as published in such source as the Steering Committee agrees. In the event that a Party disputes an invoice or other payment obligation under this Agreement, such Party shall timely pay the amount of the invoice or other payment obligation that is not in dispute, and the Parties shall resolve such dispute in accordance with Article 17.

9.                                       CONFIDENTIALITY

9.1.                              DISCLOSURE OF KNOW-HOW. To the extent that Cephalon has disclosed or in the future discloses to TPNA any know-how, TPNA shall not acquire any ownership rights in such know-how by virtue of this Agreement or otherwise.

9.2.                              CONFIDENTIAL INFORMATION. During the Term and for a period of [**], Cephalon and TPNA shall not use or disclose to Third Parties any information received from the other Party or otherwise developed or attained (including prior to the Term, during the Term, during the Sunset Royalty Period or during any period in which the Parties have audit rights pursuant to Article 8 following the Sunset Royalty Period) by either Party in the performance of activities in furtherance of this Agreement without first obtaining the written consent of the disclosing Party, except as may be otherwise provided in, or required in order for a Party to fulfill its obligations under, this Agreement. During and following the Term of this Agreement, this confidentiality obligation shall not apply to such information that (i) is or becomes a matter of public knowledge (other than by breach of this Agreement by the receiving Party), (ii) is required by law to be disclosed (in such event, the disclosing Party shall provide the other Party with prior written notice of its intent to disclose such other Party’s confidential information pursuant to this Section 9.2(ii), with an opportunity, if possible, to appeal such disclosure and with copies of any such confidential information so disclosed), (iii) the receiving Party can establish was already known to it or was in its possession at the time of disclosure, (iv) the receiving Party can establish was independently developed by persons in its employ who had no contact with and were not aware of the content of the confidential information, or (v) is disclosed to the receiving Party by a Third Party having the right to do so. The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

Nothing in this Agreement shall be construed as preventing either Party from disclosing any information received from the other to an Affiliate of the receiving Party who is necessary for the purposes of enabling the receiving Party to fulfill its obligations under this Agreement, provided, the receiving Party shall be responsible for breaches of the confidentiality obligations by such Affiliate.

9.3.                              PUBLIC ANNOUNCEMENTS. No public announcement or other disclosure to Third Parties concerning the existence of or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party and agreement upon the nature, text and timing of such announcement or disclosure; provided, however, either Party shall have the right to make any such public announcement or

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

other disclosure required by law after such Party has provided to the other Party a copy of such announcement or disclosure and an opportunity to comment thereon. Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement to the Securities Exchange Commission and any other governmental or regulatory agencies, including requests for confidential treatment of proprietary information of either Party included in any such disclosure. Neither Party shall be required to provide the other Party with any advance notice of any public announcements or other disclosures related to periodic, routine financial reporting unless such announcement or other disclosure will include non-routine information relating to the Products or this Agreement. Each Party shall provide the other with an advance copy of any scripts or questions and answers related to this Agreement, which may be prepared in connection with the initial announcement of this Agreement. All subsequent public statements by either Party related to this Agreement shall be substantially consistent with such initial announcement, unless otherwise reviewed in advance by the other Party. TPNA acknowledges its responsibilities under the federal and state securities laws in the United States with respect to trading in the securities of Cephalon while in possession of material non-public information relating to Cephalon, and agrees to maintain and enforce appropriate policies to prevent the violations of such laws by its employees and representatives.

10.                                 RESTRICTIVE COVENANTS

10.1.                        NON-COMPETITION.

(a)                                  For purposes of this Section 10.1, “TPNA COMPETING PRODUCT” shall mean any product, other than the Products, [**] and “CEPHALON COMPETING PRODUCT” shall mean any product, other than the Products and Sparlon™, [**], except in the case such product is promoted by a sales force other than the Cephalon Provigil Sales Force that is not also promoting either of the Products.

(b)                                 During the Term and the Sunset Royalty Period, TPNA (including TPA) shall not Promote, market or sell in the Territory any TPNA Competing Product and Cephalon shall not Promote, market or sell in the Territory any Cephalon Competing Product.

(i)                                     If during the Sunset Royalty Period, TPNA Promotes, markets or sells a TPNA Competing Product, [**]. During the Sunset Royalty Period, the definition of a TPNA Competing Product shall be [**].

(ii)                                  Except as provided in Section 3.2(b)(i), if during the Sunset Royalty Period, Cephalon Promotes, markets or sells a Cephalon Competing Product, then the Sunset Royalty Payment as of the date that Cephalon first promotes, markets or sells such Cephalon Competing Product shall [**]. During the Sunset Royalty Period, the definition of a Cephalon Competing Product shall be [**]. For the avoidance of doubt, Cephalon may [**].

10.2.                        NON-SOLICITATION. During the Term and for a period of [**] thereafter, neither Party shall recruit or solicit, directly or through a Third Party, for employment or otherwise, any employee of the other Party without the written consent of the other Party. The

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Parties agree that general solicitation, such as through advertisements or recruiting services, not targeted at the other Party’s employees shall not be a violation of the foregoing sentence.

11.                                 RIGHTS AND DUTIES UPON TERMINATION

11.1.                        CONTINUING OBLIGATIONS. The following provisions shall survive the termination of this Agreement for any reason:  Sections 5.4(d), 5.5(a), 11.1, and 15.4, and Articles 3, 4, 8, 9, 10, 12, 14 and 16. In addition, any other provision required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement.

11.2.                        REMEDIES. Termination of this Agreement in accordance with its provisions shall not limit the remedies that may be otherwise available to either Party in law or equity; provided that neither Cephalon nor TPNA shall be liable under this Agreement for any indirect, incidental, punitive, exemplary, special or consequential damages of any kind whatsoever sustained as a result of a breach of this Agreement. Any payments due hereunder by a Party to the other Party shall not be deemed to be indirect, incidental, punitive, exemplary, special or consequential damages.

11.3.                        RETURNS. Upon termination of this Agreement, TPNA shall immediately return to Cephalon all sales and Promotional Materials and communication materials, marketing plans and reports and other tangible items provided by Cephalon to TPNA or otherwise developed or attained jointly or by TPNA pursuant to the terms and intent of this Agreement. Notwithstanding the foregoing, (i) TPNA shall have the right to keep one (1) copy of any items reasonably necessary to confirm its surviving obligations hereunder, and (ii) if any such returned items are reusable by Cephalon, Cephalon shall reimburse TPNA within thirty (30) days after receipt thereof for TPNA’s costs to obtain such items pursuant to Section 5.4.

12.                                 REPRESENTATIONS, WARRANTIES, COVENANTS AND INDEMNIFICATION

12.1.                        REPRESENTATIONS, WARRANTIES AND COVENANTS OF CEPHALON. Except as disclosed on Schedule 12.1, Cephalon represents, warrants and covenants that:

(a)                                  Cephalon has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of Cephalon. Assuming due authorization, execution and delivery on the part of TPNA, this Agreement constitutes a legal, valid and binding obligation of Cephalon, enforceable against Cephalon, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor rights generally and by the effects of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)                                 The execution and delivery of this Agreement by Cephalon and the performance by Cephalon contemplated hereunder will not violate any applicable laws.

(c)                                  Neither the execution and delivery of this Agreement nor the performance hereof by Cephalon requires Cephalon or any of its Affiliates to obtain any permits,

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

authorizations or consents from any governmental authority or from any other person, not previously obtained.

(d)                                 Cephalon solely owns all right, title and interest in the Products, the Cephalon Patents and the Cephalon Trademarks with respect to the Products, the Cephalon Patents and Cephalon Trademarks are all the patents and trademarks reasonably believed by Cephalon as necessary to manufacture and package the Products for sale in the Territory, and to distribute, use, promote and sell the Products in the Territory for their FDA-approved indications, all free of any material lien, encumbrance, liability and other restriction and Cephalon has not granted any right to a Third Party that is in conflict with the rights granted hereunder. For purposes of this Section 12.1, “CEPHALON PATENTS” shall mean [**] and “CEPHALON TRADEMARKS” shall mean those trademarks and logos owned by Cephalon and used or intended to be used in connection with the promotion of the Products.

(e)                                  Except as otherwise disclosed in Cephalon’s Quarterly Report on Form 10-Q for the period ended March 31, 2006 filed with the Securities and Exchange Commission (the “Form 10-Q”), to the knowledge of Cephalon, and except for such other matters that, if adversely adjudicated, would not have a material adverse effect on Cephalon, there are no actions, suits, proceedings or claims, pending against Cephalon or any of its Affiliates, or, to the knowledge of Cephalon, threatened against Cephalon or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to (x) the Products, or (y) the manufacture, marketing, distribution, use, promotion, offer for sale or sale of the Products contemplated under this Agreement. Except as disclosed in the Form 10-Q and such matters disclosed on Schedule 12.1(g), there are no investigations of public record pending or, to Cephalon’s knowledge, any investigations ongoing or threatened against Cephalon or any of its Affiliates, at law or in equity, or before or by any governmental authority relating to the Product or the manufacture, marketing, distribution, use, promotion, offer for sale or sale thereof contemplated under this Agreement or which could otherwise adversely affect Cephalon’s ability to perform its obligations hereunder. Cephalon shall promptly notify TPNA in writing if any state or federal investigation relating to the Products shall be initiated from and after the Effective Date.

(f)                                    As of the Effective Date, Cephalon has not received notice of infringement or misappropriation of any alleged rights asserted by any Third Party in relation to any technology used by Cephalon in connection with the manufacture, marketing, distribution, use, promotion, offer for sale or sale of the Products and, except as otherwise disclosed in the Form 10-Q, Cephalon has no knowledge of any Third Party U.S. patent or trademark which can be asserted as infringed by the manufacture, marketing, distribution, use, promotion, offer for sale or sale of the Products.

(g)                                 (i) To the best of Cephalon’s knowledge and except as disclosed on Schedule 12.1(g), it is in compliance in all material respects with all material laws and regulations applicable to the subject matter of this Agreement, including, without limitation, the PDMA, Federal Health Care Program Anti-Kickback Law (42 U.S.C. ss.1320a-7b), the Health Insurance Portability and Accountability Act of 1996, FDA laws and regulations and the Codes, (ii) Cephalon has established an ethics and compliance program with respect to its promotional and sales activities in accordance with the OIG Guidance, and has organized its program to include the seven elements identified by the OIG Guidance, and (iii) Cephalon sales and

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

marketing personnel have received training pursuant to such ethics and compliance program, including training on proper sales and marketing techniques.

(h)                                 The NDAs relating to the Products and filed with the FDA, and any amendments and supplements thereto (i) have been prepared in all material respects in accordance with all applicable requirements of the Food, Drug and Cosmetic Act, and (ii) with respect to Provigil, the NDA has been approved by FDA. None of Cephalon or any of its Affiliates has received any notice which has, or reasonably should have, led Cephalon or any of its Affiliates to believe that FDA has commenced, or threatened to initiate, any action to withdraw any Marketing Authorization for Provigil or to limit the ability of Cephalon or any of its Affiliates to manufacture (or to have manufactured for it by a Third Party) Provigil or to request the recall of Provigil or commenced, or threatened to Cephalon’s knowledge, to initiate any action to enjoin production of Provigil at any facility.

(i)                                     Cephalon shall promptly notify TPNA in writing of a Change of Control of Cephalon.

(j)                                     All manufacturing operations conducted by Cephalon and its Affiliates (or by Third Parties on their behalf) relating to the manufacturing of the Products is being conducted in material compliance with current good manufacturing practices and other applicable legal and/or regulatory requirements.

12.2.                        REPRESENTATIONS, WARRANTIES AND COVENANTS OF TPNA. TPNA represents, warrants and covenants that:

(a)                                  TPNA has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by proper corporate action on the part of TPNA. Assuming due authorization, execution and delivery on the part of Cephalon, this Agreement constitutes a legal, valid and binding obligation of TPNA, enforceable against TPNA, in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor rights generally and by the effects of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)                                 The execution and delivery of this Agreement by TPNA and the performance by TPNA contemplated hereunder will not violate any applicable laws.

(c)                                  Neither the execution and delivery of this Agreement nor the performance hereof by TPNA requires TPNA or any of its Affiliates to obtain any permits, authorizations or consents from any governmental authority or from any other person.

(d)                                 TPNA has not granted any right to a Third Party that is in conflict with the rights granted hereunder.

(e)                                  (i) Each of TPNA and TPA is in material compliance with all material laws and regulations applicable to the subject matter of this Agreement, including, without limitation, the PDMA, Federal Health Care Program Anti-Kickback Law (42 U.S.C. ss.1320a-7b),

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the Health Insurance Portability and Accountability Act of 1996, FDA laws and regulations and the Codes, (ii) TPNA and TPA have established a compliance program with respect to its promotional and sales activities in accordance with the OIG Guidance, and has organized its program to include the seven elements identified in the OIG Guidance, and (iii) TPNA and TPA sales and marketing personnel have received training pursuant to such ethics and compliance program, including training on proper sales and marketing techniques.

12.3.                        INDEMNIFICATION BY CEPHALON. Except as otherwise expressly provided in Section 12.4, Cephalon shall defend, indemnify and hold harmless TPNA and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all losses, costs, expenses, liabilities, fines, penalties, damages, claims, complaints, actions, investigations, lawsuits or other proceedings (including court costs and reasonable attorneys’, economists’, accountants’, and other experts’ fees and expenses, and all other reasonable costs and expenses of investigation, defense or settlement of claims and amounts paid in settlement thereof) (collectively referred to as “CLAIMS”) of Third Parties arising out of (i) any negligent act or omission, or willful wrongdoing by Cephalon or any of its Affiliates in the performance of this Agreement, (ii) the failure by Cephalon or any of its Affiliates to comply with any law or regulation or any FDA or other governmental requirement in the performance of this Agreement, (iii) any assertion of the infringement or misappropriation of any Third Party patent, copyright, trademark, service mark, trade secret, or other intellectual property as a result of the development, registration, marketing, promotion, labeling, use, sale or distribution of the Products in the performance of this Agreement, (iv) any breach of any covenant, representation or warranty of Cephalon or any of its Affiliates under this Agreement, (v) the development, registration, manufacture, promotion, labeling, use, sale or distribution of the Products; and (vi) any civil or criminal proceedings or investigation brought by any plaintiff or governmental authority arising out of or relating to (1) any existing or future settlement agreement between Cephalon and one or more generic pharmaceutical companies relating to the Cephalon Patents, (2) Cephalon’s sales, marketing and promotional practices, including dissemination of any information, relating to Provigil prior to the Effective Date, and/or (3) Cephalon’s sales, marketing and promotional practices, including dissemination of any information, relating to the Products from and after the Effective Date. Cephalon shall not be obligated under this Section to the extent that the Claim was the result of the nonperformance, negligence or willful misconduct of any employee or agent of TPNA or anyone acting on behalf of TPNA, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns.

12.4.                        INDEMNIFICATION BY TPNA. Except as otherwise expressly provided in Section 12.3, TPNA shall defend, indemnify and hold harmless Cephalon and its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns from and against all Claims of Third Parties arising out of (i) any negligent act or omission, or willful wrongdoing by TPNA or any of its Affiliates in the performance of this Agreement, (ii) the infringement or misappropriation by TPNA or any of its Affiliates of any Third Party patent, copyright, trademark, service mark, trade secret or other intellectual property, as a result of TPNA’s or such Affiliate’s marketing or promotion of the Product which is not pursuant to the terms of this Agreement or in conformity with the direction of the Marketing Advisory Committee, and (iii) any breach of any covenant representation or warranty of TPNA under this Agreement. TPNA shall not be obligated under this Section to the extent that the Claim was the

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

result of the nonperformance, negligence or willful misconduct of any employee or agent of Cephalon or anyone acting on behalf of Cephalon, including its Affiliates and their officers, directors, shareholders, employees, agents, representatives, successors and assigns. For the avoidance of doubt, if TPNA acts in compliance with the directives of the Marketing Advisory Committee or as required pursuant to provisions giving Cephalon the right of determination, such acts shall not constitute a basis for indemnification by TPNA of Cephalon under this Agreement.

12.5.                        LIMITATIONS ON INDEMNIFICATION. The obligations to indemnify, defend, and hold harmless set forth in Sections 12.3 and 12.4 shall be contingent upon the Party seeking indemnification (the “INDEMNITEE”): (i) notifying the indemnifying Party of a claim, demand or suit within fifteen (15) Business Days of receipt of same; provided, however, that Indemnitee’s failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligation except to the extent the indemnifying Party is prejudiced thereby; (ii) allowing the indemnifying Party and/or its insurers the right to assume direction and control of the defense of any such claim, demand or suit; (iii) using its best efforts to cooperate with the indemnifying Party and/or its insurers in the defense of such claim, demand or suit at the indemnifying Party’s expense; and (iv) agreeing not to settle or compromise any claim, demand or suit without prior written authorization of the indemnifying Party. The Indemnitee shall have the right to participate in the defense of any such claim, demand or suit referred to in this Section utilizing attorneys of its choice, at its own expense, provided, however, that the indemnifying Party shall have full authority and control to handle any such claim, demand or suit.

12.6.                        INSURANCE.

(a)                                  During the Term and for a period of [**] after the termination or expiration of this Agreement, Cephalon shall obtain and/or maintain at its sole cost and expense, liability insurance (including product liability insurance, workers compensation, general liability, automobile liability, and advertising liability insurance), which may be through self-insured arrangements, in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size, products and activities at the respective place of business of Cephalon. Such liability insurance or self-insured arrangements shall insure against bodily injury, physical injury or property damage arising out of the manufacture, sale, storage, promotion, distribution, or marketing of the Products.

(b)                                 During the Term, TPNA shall obtain and maintain workers compensation, general liability, automobile liability, and advertising liability insurance (including any self-insured arrangements) in amounts which are reasonable and customary in the U.S. pharmaceutical industry for companies of comparable size, products and activities at the respective place of business of TPNA.

(c)                                  The indemnity obligations of the Parties under this Article 12 shall not be deemed to be limited by the amounts of the insurance coverage required by the Parties under this Section 12.6.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

13.                                 ASSIGNMENT

Neither Party shall assign or transfer its rights or obligations under this Agreement without the prior written consent of the other Party; provided however, that either Party may make such an assignment or transfer without such consent (i) to an Affiliate of such Party, or (ii) in connection with a merger, or consolidation with, or the sale to a Third Party of, the entire pharmaceutical business of such Party. In the event of any such permitted assignment or transfer without such consent, as a condition to such assignment or transfer, the assigning or transferring Party must confirm to the other Party in writing that it will remain fully liable for all obligations under this Agreement as if such assignment or transfer had not occurred.

14.                                 NOTICES

Any notice, request, approval or other document required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered in person, or sent by overnight courier service, postage prepaid, or sent by certified or registered mail, return receipt requested, or by facsimile transmission, to the following addresses of the Parties and to the attention of the persons identified below (or to such other address, addresses or persons as may be specified from time to time in a written notice). Any notices given pursuant to this Agreement shall be deemed to have been given and delivered upon the earlier of (i) if sent by overnight courier service, on the date when received at the address set forth below as proven by a written receipt from the delivery service verifying delivery, or (ii) if sent by certified or registered mail, three (3) Business Days after mailed by certified or registered mail postage prepaid and properly addressed, with return receipt requested, or (iii) if sent by facsimile transmission, on the day when sent by facsimile as confirmed by automatic transmission report coupled with certified or registered mail or overnight courier service receipt proving delivery, or (iv) if delivered in person, on the date of delivery to the address set forth below as proven by written signature of the recipient.

Cephalon, Inc:

41 Moores Road
Frazer, Pennsylvania 19355
Facsimile: (610) 738-6258
Attention:	John E. Osborn
Company Secretary

Copy to:

Dechert LLP
2929 Arch Street
Cira Centre
Philadelphia, Pennsylvania 19104
Facsimile: (215) 655-2510
Attention:	James A. Lebovitz

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Takeda Pharmaceuticals North America, Inc.:

475 Half Day Road
Lincolnshire, Illinois 60069
	Facsimile:	(847) 383-3762
Attention: Dan Orlando
Vice President, Sales

Copy to:

	Facsimile:	(847) 383-3481
	Attention:	General Counsel

Notwithstanding the foregoing, notice of any breach of this Agreement delivered by a Party under Section 3.2 shall be provided in accordance with the foregoing provisions to the chief executive officer of the other Party in addition to the persons identified above.

15.                                 MISCELLANEOUS

15.1.                        FORCE MAJEURE. If the performance of any part of this Agreement by either Party, or of any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

15.2.                        NO PARTNERSHIP OR JOINT VENTURE. It is expressly agreed that Cephalon and TPNA shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Cephalon nor TPNA shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so.

15.3.                        EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.4.                        GOVERNING LAW. This Agreement shall be deemed to have been made in the State of Delaware, without giving effect to its conflicts of laws principles, and its form, execution, validity, construction and effect shall be determined in accordance with the laws of the State of New York.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

15.5.                        WAIVER OF BREACH. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

15.6.                        SEVERABILITY. In the event any portion of this Agreement were to be held illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions of this Agreement are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform with such statute or rule of law. In the event that the terms and conditions of this Agreement are materially altered as a result of this Section 15.6, the Parties shall renegotiate the terms and conditions of this Agreement to resolve any inequities.

15.7.                        ENTIRE AGREEMENT. This Agreement shall constitute the entire agreement between the Parties relating to the subject matter thereof and shall supersede all previous writings and understandings. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.

16.                                 DISPUTE RESOLUTION

16.1.                        INTERNAL RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement, including a disagreement on whether a material breach has occurred, (collectively referred to as “DISPUTE”) shall be attempted to be settled by the Parties, in good faith, by submitting each such Dispute to the Steering Committee, which shall meet in person or by telephone within seven (7) Business Days to review any Dispute. If the Dispute is not resolved by the Steering Committee within fourteen (14) Business Days after a meeting to discuss the Dispute, either Party may at any time thereafter provide the other written notice specifying the terms of such Dispute in reasonable detail. Within seven (7) Business Days of receipt of such notice, the Chief Executive Officers of each Party, or a member of management designated by the respective Chief Executive Officer, shall meet in person (at a mutually agreed upon time and location) or by telephone for the purpose of resolving such Dispute. They will discuss the problems and/or negotiate for a period of up to ten (10) Business Days in an effort to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both Parties, without the necessity of formal procedures relating thereto. In the event such Chief Executive Officers are unable to resolve the Dispute or negotiate an acceptable interpretation or revision of the applicable portion of this Agreement mutually agreeable to both Parties, without the necessity of formal procedures relating thereto, within such ten (10) Business Day period, the Parties may pursue any available legal or equitable rights or remedies.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

NOW THEREFORE, the Parties, through their authorized officers, have executed this Agreement as of the date first written above.

CEPHALON, INC.		TAKEDA PHARMACEUTICALS NORTH AMERICA, INC.

By:	/s/ J. Kevin Buchi	By:	/s/ Mark Booth
Name:	J. Kevin Buchi	Name:	Mark Booth
Title:	Executive Vice President and CFO	Title:	President

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 1.30(A)

Quarterly Sales Report

The following schedule will be prepared by Cephalon and delivered to TPNA within thirty (30) days following the end of each calendar quarter of the Term and three (3) month period of the Sunset Royalty Period. The following schedule, including Royalty Payment true-up calculations, will be prepared by Cephalon and delivered to TPNA within sixty (60) days following the end of each Agreement year and each twelve (12) month period of the Sunset Royalty Period. The following schedule, including Inventory Change True-Up calculations, will be prepared by TPNA and delivered to Cephalon within sixty (60) days following the end of each Agreement year and each twelve (12) month period of the Sunset Royalty Period. Data in columns identified by * will be provided by Cephalon. Data in columns not identified by * will be left blank by Cephalon and will be provided by TPNA. The numbers below are for illustrative purposes only.

[**]

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 1.30(B)

Quarterly Sales Supporting Data

The following schedule will be prepared by Cephalon and delivered to TPNA within thirty (30) days following the end of each calendar quarter of the Term and three (3) month period of the Sunset Royalty Period. Data in columns identified by * will be provided by Cephalon. Data in columns not identified by * will be left blank by Cephalon and will be provided by TPNA. The numbers below are for illustrative purposes only.

[**]

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 2.2(b)

PDE Requirements for the Products

TPNA Detail Requirements:  Number of Total PDEs by the CNS 500 Sales Force Representatives for the Products:

Agreement Year	Total PDEs(1)(2)(4)
First	[**]
Second	[**]
Third	[**]

TPNA Detail Requirements:  Number of Total PDEs by the Excel 250 Sales Force Representatives for the Products:

Agreement Year	Total PDEs(1)(2)(3)(4)
First	[**]
Second	[**]
Third	[**]

Cephalon Detail Requirements:  Number of Total PDEs by the Cephalon Provigil Sales Force Representatives for the Products:

Agreement Year	Total PDEs(1)(2)
First	[**]
Second	[**]
Third	[**]

(1)  At least [**] of the Total PDEs for any Agreement Year shall be completed during each calendar quarter of such Agreement Year, provided that this quarterly requirement shall not apply to the Excel 250 Sales Force Representatives for the quarters ending March 31, 2007 and June 30, 2007.

(2)  All Details shall be either First Position Details or Second Position Details.

(3)  During the first Agreement Year, at least [**] of these Details shall be First Position Details and the balance, if any, shall be Second Position Details. Thereafter, during the balance of the Term, at least [**] of the Details delivered shall be First Position Details and the balance, if any, shall be Second Position Details.

(4)  During the first Agreement Year, the Total PDEs for each of the CNS 500 Sales Force Representatives and the Excel 250 Sales Force Representatives set forth above shall be performed by the CNS 500 Sales Force Representatives and the Excel 250 Sales Force Representatives respectively. During the second and third Agreement Years, the Total PDEs for the CNS 500 Sales Force Representatives and the Excel 250 Sales Force Representatives shall be performed in the aggregate by members of either the CNS 500 Sales Force Representatives or the Excel 250 Sales Force Representatives subject to the provisions of footnotes (2) and (3) to this Schedule.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

SCHEDULE 12.1(g)

Cephalon has received subpoenas from the U.S. Attorney’s Office in Philadelphia with respect to PROVIGIL and certain of Cephalon’s other products. This investigation is ongoing and appears to be focused on Cephalon’s sales and promotional practices related to these products. Cephalon is cooperating with this investigation, is providing documents to the Government and has been engaged in ongoing discussions with the U.S. Attorney’s Office regarding this matter. Cephalon also has received a voluntary request for information from the Office of the Connecticut Attorney General asking us to provide information generally related to Cephalon’s sales and promotional practices for Cephalon’s three largest U.S. products, including PROVIGIL. Cephalon is complying with this voluntary request.

While Cephalon has policies and procedures in place designed to ensure compliance with all applicable FDA requirements related to, among other things, sales and promotional practices, the U.S. Attorney’s Office in Philadelphia, the Office of Connecticut Attorney General or any other federal, state or other regulatory authority could take enforcement action against Cephalon if they believe that Cephalon’s current or historical sales and promotional practices related to PROVIGIL are not in compliance with applicable laws and regulations. Cephalon cannot predict or provide TPNA with any assurances concerning the ultimate outcome of these matters.

**Portions of the Exhibit have been omitted and have been filed separately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.